Exhibit 16.1

November 16, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20546

Commissioners:

We have read Item 4.01 in the Form 8-K of Hycroft Mining Holding Corporation, which we understand will be filed with the Securities and Exchange Commission on or soon after November 16, 2022 in regard to its change in auditors. We agree with the statements regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein, including with respect to the noted remediation of the material weakness.

Very truly yours,

SOUTHFIELD, MICHIGAN